UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Homeland Energy Solutions, LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF MEMBERS

THURSDAY, APRIL 5, 2012

To our Members:

The 2012 Annual Meeting of Members (the "2012 Annual Meeting") of Homeland Energy Solutions, LLC (the "Company") will be held on Thursday, April 5, 2012, at Kolby's Dine & Stein, 503 W. Milwaukee Street, New Hampton, Iowa 50659. Registration and lunch for the 2012 Annual Meeting will begin at noon. The 2012 Annual Meeting will commence at approximately 1:00 p.m. The Company's Board of Directors (the "Board") encourages you to attend the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2012 MEMBER MEETING TO BE HELD ON THURSDAY, APRIL 5, 2012:

◦
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting;

◦	The proxy statement, proxy card and annual report to members are available at www.homelandenergysolutions.com; and

◦
If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy by calling our office at (563) 238-5555 or toll free at (866) 238-7879 or by written request to Homeland Energy Solutions, LLC at 2779 Highway 24, Lawler, IA 52154, by e-mail at info@homelandenergysolutions.com, or on our website at www.homelandenergysolutions.com on or before March 26, 2012, to facilitate timely delivery.

The purposes of the meeting are to: (1) Elect three (3) directors to the Board; (2) Provide an advisory vote on the Company's executive compensation called a "Say-on-Pay;" (3) Provide an advisory vote on how frequently to hold the Say-on-Pay vote; and (4) Transact such other business as may properly come before the 2012 Annual Meeting or any adjournments thereof.

Only members listed on the Company's records at the close of business on February 21, 2012 are entitled to notice of the 2012 Annual Meeting and to vote at the 2012 Annual Meeting and any adjournments thereof. For your proxy card to be valid, it must be RECEIVED by the Company no later than 5:00 p.m. local time on Wednesday, April 4, 2012.

All members are cordially invited to attend the 2012 Annual Meeting in person. However, to assure the presence of a quorum, the Board requests that you promptly sign, date and return a proxy card, whether or not you plan to attend the meeting. Proxy cards are available on the Company's website at www.homelandenergysolutions.com and may be printed by the members. No personal information is required to print a proxy card. If you wish to revoke your proxy card at the meeting and vote in person, you may do so by giving notice to our CEO Walt Wendland or our CFO Dave Finke, prior to the commencement of the meeting. You may fax your completed proxy card to the Company at (563) 238-5557 or mail it to the Company at 2779 Highway 24, Lawler, IA 52154. If you need directions to the meeting, please contact the Company using the information listed above.
By order of the Board of Directors,

/s/ James Boeding
Chairman of the Board
Lawler, Iowa
February 22, 2012

Homeland Energy Solutions, LLC
2779 Highway 24
Lawler, Iowa 52154

Proxy Statement
2012 Annual Meeting of Members
Thursday, April 5, 2012

SOLICITATION AND VOTING INFORMATION

The enclosed proxy is solicited by the board of directors (the "Board") of Homeland Energy Solutions, LLC (the "Company") for use at the annual meeting of members of the Company to be held on Thursday, April 5, 2012, and at any adjournment thereof (the "2012 Annual Meeting"). The 2012 Annual Meeting will be held at Kolby's Dine & Stein, 503 W. Milwaukee Street, New Hampton, Iowa 50659. Registration and lunch will begin at noon and the meeting will commence at approximately 1:00 p.m. This solicitation is being made according to the SEC's Internet availability of proxy materials rules, however the Company may also use its officers, directors, and employees (without providing them with additional compensation) to solicit proxies from members in person or by telephone, facsimile or letter. Distribution of this proxy statement and the proxy card is scheduled to begin on or about February 22, 2012, at which time the proxy statement and proxy card will be available for printing and viewing at the Company's website (www.homelandenergysolutions.com).

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why did I receive this proxy statement?

A:
The Board is soliciting your proxy to vote at the 2012 Annual Meeting because you were a member of the Company at the close of business on February 21, 2012, the record date, and are entitled to vote at the meeting.

Q:	When and where is the 2012 Annual Meeting?

A:
The 2012 Annual Meeting will be held on Thursday, April 5, 2012, at Kolby's Dine & Stein, 503 W. Milwaukee Street, New Hampton, Iowa 50659. Registration and lunch will begin at noon. The 2012 Annual Meeting will commence at approximately 1:00 p.m.

Q:	What am I voting on?

A:
You are voting on the election of three (3) directors. The nominees are Mr. Jerry Calease, Mr. Maurice Hyde, Ms. Christine Marchand, Mr. Bernard Retterath and Mr. Martin Scharfenberg. The Board recommends a vote FOR the incumbents, Mr. Calease, Mr. Hyde and Ms. Marchand. You are also providing an advisory vote called a Say-on-Pay vote related to the Company's executive compensation arrangements and a second advisory vote on how frequently you would like the Company to present the Say-on-Pay vote to the members.

Q:	How many votes do I have?

A:
On any matter which may properly come before the meeting, each member entitled to vote will have one vote for each membership unit owned of record by such member as of the close of business on February 21, 2012.

Q:	What is the Say-on-Pay Vote?

A:
The Say-on-Pay vote is an advisory vote by the Company's members whereby the member can either endorse or not endorse the Company's system of compensating its executive officers. While the Say-on-Pay vote is not binding on the Board, the Board intends to take the vote into consideration in making future compensation awards to the Company's executive officers. The Company may also use the Say-on-Pay vote to engage members in a dialogue regarding the Company's system of compensating its executive officers.

Q:	What is the advisory vote on how frequently the Company will present the Say-on-Pay vote to members?

A:
In addition to the Say-on-Pay vote discussed above, the Company is presenting the members the opportunity to provide input on how often the Company should hold the Say-on-Pay vote. The members can choose whether they would like the Company to have the Say-on-Pay vote every year, every two years or every three years. While this vote is not binding on the Board, the Board intends to use the results of this vote to determine how frequently to present the Say-on-Pay vote at the Company's annual meetings.

Q:	What is the voting requirement to elect the directors and what is the effect of a withhold vote?

A:
In the election of directors, the three nominees receiving the greatest number of votes relative to the votes cast for their competitors will be elected, regardless of whether any individual nominee receives votes from a majority of the quorum. Members do not have cumulative voting rights. In the director election, because directors are elected by plurality vote, withheld votes will not be counted either for or against any nominee. Withheld votes will be included when counting units to determine whether a sufficient number of the voting membership units are represented to establish a quorum.

Q:	What is the voting requirement for the Say-on-Pay vote and what is the effect of an abstention?

A:
The advisory vote on executive compensation called the Say-on-Pay vote will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. A properly executed ballot marked ABSTAIN with respect to the proposal will not count FOR or AGAINST the proposal. Abstentions with respect to this proposal are counted for purposes of establishing a quorum.

Q:	What is the voting requirement for the advisory vote on how frequently to present the Say-on-Pay vote and what is the effect of an abstention?

A:
The advisory vote on how frequently to present the Say-on-Pay vote to the members is a plurality vote, which means that the alternative that receives the greatest number of votes, compared to the votes cast for the other alternatives, will be the vote of the members. This advisory vote is not binding on the Board. However, the Board intends to use the results of this vote to determine how frequently to present the Say-on-Pay vote at the Company's annual meetings. A properly executed ballot marked ABSTAIN with respect to this proposal will not count FOR or AGAINST any alternative. Abstentions with respect to this proposal are counted for purposes of establishing a quorum.

Q:	Do I have dissenters' rights?

A:
Pursuant to Section 6.19 of the Company's operating agreement, members have no dissenters' rights. Dissenters' rights are generally the right of a security holder to dissent from and obtain the fair value of their securities in certain events, such as mergers, share exchanges, and certain amendments to a company's governance agreements.

Q:	How many membership units are outstanding?

A:	On February 21, 2012, the record date, there were 90,445 outstanding membership units. This means that there may be 90,445 votes on any matter presented to the members.

Q:	What constitutes a quorum?

A:
The presence of members holding 30% of the total outstanding membership units, or 27,134 membership units, constitutes a quorum. If you submit a properly executed proxy card, then you will be counted as part of the quorum.

Q:	How do I vote?

A:	Membership units can be voted only if the holder of record is present at the 2012 Annual Meeting, either in person or by proxy. You may vote using either of the following methods:

•
Proxy card. You may cast your votes by executing a proxy card for the 2012 Annual Meeting and submitting it to the Company prior to the 2012 Annual Meeting. Completed proxy cards must be RECEIVED by the Company by 5:00 p.m. local time on Wednesday, April 4, 2012 in order to be valid. The Company urges you to specify your choices by marking the appropriate boxes on your proxy card for the 2012 Annual Meeting. After you have marked your choices, please sign and date the proxy card and return it to the Company, either by mail at 2779 Highway 24, Lawler, Iowa 52154, or fax it to the Company at (563) 238-5557. If you sign and return the proxy card without specifying any choices, your membership units will be voted FOR the incumbents Mr. Calease, Mr. Hyde and Ms. Marchand; FOR Proposal Two - Say-on-Pay and EVERY THREE YEARS with respect to Proposal Three - Frequency of the Say-on-Pay vote.

•	In person at the 2012 Annual Meeting. All members of record as of February 21, 2012 may vote in person at the 2012 Annual Meeting.

Q:	What can I do if I change my mind after I vote my units?

A:	You may revoke your proxy by:

•	Voting in person at the 2012 Annual Meeting;

•
Giving either personal or written notice of the revocation to Walter Wendland, the Company's CEO at the Company's offices at 2779 Highway 24, Lawler, Iowa 52154 no later than 5:00 p.m. local time on Wednesday, April 4, 2012; or

•	Giving either personal or written notice of the revocation to the Company's CEO, Walter Wendland, or CFO, Dave Finke, prior to the commencement of the 2012 Annual Meeting.

Q:	What happens if I mark too few or too many boxes on the proxy card?

A:
If you do not mark any choices on the proxy card, then the proxies will vote your units FOR the incumbent directors Mr. Calease, Mr. Hyde and Ms. Marchand; FOR Proposal Two - Say-on-Pay and EVERY THREE YEARS with respect to Proposal Three - Frequency of the Say-on-Pay vote. You may wish to vote for only one or two of the director nominees. In this case, your vote will only be counted for the director candidate(s) you have selected. If you mark contradicting choices on the proxy card, such as both FOR and WITHHOLD for a candidate or FOR and ABSTAIN for a proposal, your votes will not be counted with respect to the director candidate or proposal for which you marked contradicting choices. If you vote for more than three nominees, no nominee will receive your vote. However, each fully executed proxy card will be counted for purposes of determining whether a quorum is present at the 2012 Annual Meeting.

Q:	Who may attend the 2012 Annual Meeting?

A:	All members as of the close of business on the record date may attend the 2012 Annual Meeting.

Q:	What is the record date for the 2012 Annual Meeting?

A:	The record date for the 2012 Annual Meeting is February 21, 2012.

Q:	Who will count the vote?

A:	The Company's Chief Financial Officer, Dave Finke, and Financial Assistant, Becky Williams, will act as inspectors of the election and will count the votes.

Q:	How do I nominate a candidate for election as a director at next year's annual meeting?

A:
The Company plans to hold director elections at next year's annual meeting. Nominations for director seats will be made by a nominating committee appointed by the Board. In addition, a member can nominate a candidate for director by following the procedures explained in Section 5.3(b) of the Company's operating agreement. These procedures are described below in the question "When are member proposals and director nominations due for the 2013 annual meeting?"

Q:	What is a member proposal?

A:
A member proposal is your recommendation or requirement that the Company and/or the Board take action, which you intend to present at a meeting of the Company's members. Your proposal should state as clearly as possible the course of action that you believe the Company should follow. If your proposal is included in the Company's proxy statement, then the Company must also provide the means for members to vote on the matter via the proxy card. The deadlines and procedures for submitting member proposals are explained in the following question and answer. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Q:	When are member proposals and director nominations due for the 2013 annual meeting?

A:
In order to be considered for inclusion in next year's proxy statement, member proposals and director nominations, must be submitted in writing to the Company by October 25, 2012. The Company suggests that proposals and director nominations for the 2013 annual meeting of the members be submitted by certified mail-return receipt requested.

Members who intend to present a proposal at the 2013 annual meeting of members without including such proposal in the Company's proxy statement, must provide the Company notice of such proposal no later than January 8, 2013. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

If the Company does not receive notice of a member proposal intended to be submitted to the 2013 annual meeting by January 8, 2013, the persons named on the proxy card accompanying the notice of meeting may vote on any such proposal in their discretion, provided the Company has included in its proxy statement an explanation of its intention with respect to voting on the proposal.

Q:	Who is paying for this proxy solicitation?

A:
The entire cost of this proxy solicitation will be borne by the Company. The cost will include the cost of supplying necessary additional copies of the solicitation material for beneficial owners of membership units held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of such material and report to such beneficial owners.

PROPOSALS TO BE VOTED UPON

PROPOSAL ONE
Election of Directors

Eight elected and three appointed directors comprise the Board. The elected directors are currently divided into three classes. Three directors are to be elected by the members at the 2012 Annual Meeting and the terms of the remaining elected directors expire in either 2013 or 2014. Below is a chart showing when each elected director's term expires.

Year of Annual Meeting	Director Whose Term Expires
2012	Jerry Calease
Maurice Hyde
Christine Marchand
2013	James Boeding
Patrick Boyle
Chad Kuhlers
2014	Mathew Driscoll
Robert Sieracki

At the 2010 annual meeting, Jerry Calease, Maurice Hyde and Christine Marchand were elected to serve two-year terms until the 2012 annual meeting. At the 2010 annual meeting, James Boeding, Patrick Boyle and Chad Kuhlers were elected to serve three-year terms until the 2013 annual meeting. At the 2011 annual meeting, Mathew Driscoll and Robert Sieracki were elected to serve three-year terms until the 2014 annual meeting.

Our nominating committee has nominated Mr. Jerry Calease, Mr. Maurice Hyde, Ms. Christine Marchand, Mr. Barney Retterath and Mr. Martin Scharfenberg as nominees for election at the 2012 Annual Meeting. Mr. Calease, Mr. Hyde and Ms. Marchand are the incumbent directors and have served on the Board since the 2010 Annual Meeting. Mr. Retterath previously served on the Board from the Company's inception until the 2010 Annual Meeting. Mr. Scharfenberg has not previously served on the Board. Each of the nominees was recommended to the nominating committee by members of the Company. The nominating committee nominated each of the director nominees.

The following table contains certain information with respect to the nominees for election to the Board at the 2012 Annual Meeting:

Name and Principal Occupation	Age	Year First Became a Director	Term Expires
Jerry Calease, Farmer/Crop Advisor	59	2010	2012
Maurice Hyde, Retired	66	2010	2012
Christine Marchand, Chief Financial Officer	34	2010	2012
Barney Retterath, Farmer/Business Owner	72	—	—
Martin Scharfberg, Foreman	60	—	—

Required Vote and Board Recommendation

Each member will receive a total of three votes for each unit the member owns. As indicated on the proxy card, if you do not mark any choices for directors on the proxy card, then your votes will be cast FOR the Company's incumbent nominees, Mr. Calease, Mr. Hyde and Ms. Marchand. Abstentions or withheld votes for director elections will not be counted either for or against any nominee because directors are elected by plurality vote, meaning that the persons receiving the greatest number of votes relative to the other nominees will be elected. If you mark fewer than three choices on the proxy card, the proxies will vote your units ONLY for the nominee(s) you have selected. If you mark contradicting choices on the proxy card, such as both for and withhold for a nominee, your votes will not be counted with respect to the director nominee for whom you have marked contradicting choices. If you vote for more than three nominees, your votes will not be counted with respect to ANY of the nominees you have selected. If any nominee should withdraw or otherwise become unavailable, which is not expected, such nominee's votes will be disregarded in determining which nominees received the greatest number of votes. Members who neither submit a proxy card nor attend the meeting will not be counted as either a vote for or against any nominee in the election of directors. Anyone who submits a signed proxy card will be treated as present at the meeting for purposes of determining a quorum.

Biographical Information for Director Nominees

Jerry Calease, Incumbent Director and Nominee, Age 59. Mr. Calease has served as a director since our 2010 annual meeting. Mr. Calease's current term expires on the date of our 2012 annual meeting. Mr. Calease sits on our Risk Management Committee. For the past 38 years, Mr. Calease has owned and operated a corn and soybean farming operation in Bremer County, Iowa. Mr. Calease has been a certified crop adviser for over 15 years and a Douglas Township trustee for over 20 years. Mr. Calease also serves on the board of directors of Golden Grain Energy, LLC, a publicly reporting company, Butler-Bremer Communications, a private company, and the Bremer County Mutual Insurance Association, a private company. Mr. Calease also serves on the board of directors of the Iowa Renewable Fuels Association. Mr. Calease was selected as a nominee based on his prior involvement with the Company, the ethanol industry and his agricultural and business experience. Mr. Calease has consented to serve on the Board if he is elected.

Maurice Hyde, Incumbent Director and Nominee, Age 66. Mr. Hyde has served as a director since our 2010 annual meeting. Mr. Hyde's current term expires on the date of our 2012 annual meeting. Mr. Hyde serves as the chairperson of our Risk Management Committee. From 1978 until 2007, Mr. Hyde was the President and CEO of United Suppliers, Inc. of Eldora, Iowa. From 2007 until 2010, Mr. Hyde consultant for United Suppliers, Inc. assisting in the transition of the new CEO following Mr. Hyde's retirement. United Suppliers, Inc. is an agriculture wholesale and retail input company with distribution in 17 Midwest states with annual sales in excess of $1 billion and approximately 650 employees. Mr. Hyde is also a director of Hardin County Saving Bank, a private company, and the Iowa River Railroad, a private company. Mr. Hyde was selected as a nominee based on his prior involvement with the Company and his business experience. Mr. Hyde has consented to serve on the Board if he is elected.

Christine Marchand, Incumbent Director and Nominee, Age 34. Ms. Marchand has served as a director since our 2010 annual meeting. Ms. Marchand's current term expires on the date of our 2012 annual meeting. On December 15, 2008, the board of directors appointed Ms. Marchand as Treasurer/Chief Financial Officer of the Company pursuant to the Management

Services Agreement. Ms. Marchand resigned as the Company's Treasurer/Chief Financial Officer as of January 1, 2010. Ms. Marchand serves as the Chief Financial Officer for Golden Grain Energy, LLC, where she has held that position since 2005. Prior to her employment at Golden Grain Energy, LLC, Ms. Marchand was the controller at Kiefer Built, LLC and was an accountant for a public accounting company. Ms. Marchand holds an inactive CPA certificate. Ms. Marchand was selected as a nominee based on her prior involvement with the Company, the ethanol industry, her financial knowledge and her business experience. Ms. Marchand has consented to serve on the Board if she is elected.

Bernard Retterath, Nominee, Age 72. Mr. Retterath served as a director of the Company from our inception to our 2010 annual meeting, and held the office of Treasurer from our inception through December 15, 2008, when the Company executed the Management Services Agreement with Golden Grain Energy, LLC. Mr. Retterath has operated a farm in Mitchell County Iowa called B & B Farms since 1964 and a trucking operation called B & B Trucking from 2003 to the present. Mr. Retterath previously served in the Army Division of the United States Military. Mr. Retterath previously served on the board of directors of Golden Grain Energy, LLC, a publicly reporting company. Mr. Retterath currently serves on the board of directors of B & B Farms, a private company and B & B Trucking, a private company. Mr. Retterath was selected as a nominee based on his prior involvement with the Company, the ethanol industry and his past agricultural and business experience. Mr. Retterath has consented to serve on the Board if he is elected.

Martin Scharfenberg, Nominee, Age 60. Mr. Scharfenberg has not previously served on the Board. From August 2008 until April 2010, Mr. Scharfenberg was a foreman for Industrial Piping Service in Rockwell, Iowa. Mr. Scharfenberg acted as the foreman during the construction of the Company's water treatment building and he performed maintenance for the Company until 2010. From April 2006 until March 2008, Mr. Scharfenberg was a foreman for Despenas Mechanical where he performed maintenance. Mr. Scharfenberg was selected as a nominee based on his prior experience with the Company and maintenance of ethanol production facilities. Mr. Scharfenberg has consented to serve on the Board if he is elected.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE INCUBENT NOMINEES MR. CALEASE, MR. HYDE AND MS. MARCHAND.

Biographical Information for Non-nominee Directors

James Boeding, Chairman and Director, Age 64. Mr. Boeding has served as a director of the Company from our inception to the present, and held the office of Vice President from our inception through December 15, 2008, at which point his title shifted to Vice Chairman. Starting in April 2010, Mr. Boeding was elected Chairman of the Board. Mr. Boeding will continue to serve as our Chairman at the pleasure of the Board. Mr. Boeding's current term expires on the date of our 2013 annual meeting. In addition to his service to the Company, Mr. Boeding has been a farm owner and manager for an 800 acre grain and hay farm, a portion of which has operated organically from 1974 to the present. During the Vietnam War, Mr. Boeding also served as a finance specialist in the United States Military dealing with payroll and various other accounting duties. Mr. Boeding is currently serving on the board of directors for Golden Grain Energy, LLC, a publicly reporting company.

Patrick Boyle, Vice-Chairman and Director, Age 57. Mr. Boyle has served as a director since our inception. Mr. Boyle also previously served as our Vice-President of Project Development until the ethanol plant was built. Mr. Boyle's current term expires on the date of our 2013 annual meeting. In addition to his service to the Company, Mr. Boyle has served as the Business Development Manager for Hawkeye REC, a local utility company from 2000 to the present. In the past he has been a consultant with the U.S. Foreign Aid Department in Russia organizing, structuring and forming agricultural cooperatives and free enterprise entities after the breakup of the collective farm system. Mr. Boyle serves on many local and state boards, and is the Iowa representative on the NRECA National Task Force for Health Care Reform.

Mathew Driscoll, Director, Age 32. Mr. Driscoll presently serves as a director of the Company and serves on the audit and nominating committees. Mr. Driscoll was first elected to the Board at the Company's 2010 annual meeting and was re-elected at the Company's 2011 annual meeting. Mr. Driscoll's term expires at the Company's 2014 annual meeting. From 2001 until 2009, Mr. Driscoll was a financial adviser for Tuve Investments, Inc. of Waterloo, Iowa. In 2009, Mr. Driscoll first was employed by MidWestOne Financial Group of Cedar Falls Iowa from January 2009 until March 2009. Since June 2009, Mr. Driscoll has been employed by Christensen and Driscoll Financial Services, Inc. In each of his previous positions, Mr. Driscoll has provided financial investment advice to individuals and businesses. Mr. Driscoll also sits on the board of directors of Christensen and Driscoll Financial Services, Inc., a private company.

Chad Kuhlers, Director, Age 40. Mr. Kuhlers has served as a director of the Company since our inception. Mr. Kuhler's current term expires on the date of our 2013 annual meeting. In addition, Mr. Kuhlers has served as our Plant Manager/Chief Operating Officer under the Management Services Agreement with Golden Grain Energy, LLC from December 2008 until our 2011 fiscal year when the Company assumed these responsibilities. During 2010, Mr. Kuhler's title was changed to Chief Operating

Officer. Mr. Kuhlers has also been the Plant Manager/Chief Operative Officer for Golden Grain Energy, LLC since 2004. Prior to his employment with Golden Grain Energy, Mr. Kuhlers was the Operations Manager for the Koch Hydrocarbon's Medford, Oklahoma Fractionator from 1994 until 2004. Mr. Kuhlers has also been employed as a Project Engineer for Koch Refining Company in Corpus Christi, Texas. Mr. Kuhlers sits on the board of directors of CEK Investments, Inc., a private company.

Robert Sieracki, Director, Age 71. Mr. Sieracki was elected to the Board at the Company's 2011 annual meeting. Mr. Sieracki's term expires at the Company's 2014 annual meeting. Since 1985, Mr. Sieracki has owned and operated income producing real estate in St. Paul, Minnesota. From 1995 until 2010, Mr. Sieracki was a Commander and Coxswain in the United States Coast Guard Auxiliary. From 1999 until 2008, Mr. Sieracki was a boat captain for Marine Max located in Oakdale, Minnesota where he inspected and delivered boats to customers as well as providing them instruction on the proper operation of their new boats.

Biographical Information for Appointed Directors

Leslie Hansen, Appointed Director, Age 58. Ms. Hansen has served as a director of the Company since her appointment by Golden Grain Energy, LLC in September 2011, pursuant to Golden Grain's right of appointment under Section 5.3(f) of our operating agreement. Ms. Hansen will serve indefinitely as a director on the Board at the pleasure of Golden Grain Energy, LLC for so long as it satisfies the conditions of Section 5.3(f) of the Company's operating agreement. In addition to her service to the Company, Ms. Hansen also sits on the board of directors of Golden Grain Energy, LLC, a publicly reporting company. Ms. Hansen has served as the Vice President/CFO of Precision of New Hampton, Inc. from 1986 to the present, where she performs managerial and financial duties. From 2002 to the present, Ms. Hansen has served as Vice President/CFO of Hotflush, Inc., where she performs accounting and tax preparation duties. In addition, Ms. Hansen is the President of Sizzle X, Inc., an investment firm located in New Hampton, Iowa.

Edward Hatten, Appointed Director, Age 66. Mr. Hatten has served as a director of the Company since he was appointed by Steven Retterath to the Board on December 3, 2007, pursuant to Mr. Retterath's right of appointment under Section 5.3(f) of the Company's operating agreement. Mr. Hatten will serve indefinitely as a director on the Board at the pleasure of Mr. Retterath for so long as he satisfies the conditions of Section 5.3(f) of the Company's operating agreement. Mr. Hatten has been retired for over five years following a career in the crop protection industry, where he owned and operated Northland Helicopters, Inc, headquartered in Stacyville, Iowa. Northland Helicopters offered pesticide protection services to area farmers and other agricultural producers. Mr. Hatten also serves as a director of Golden Grain Energy, LLC, a publicly reporting company and Absolute Energy, L.L.C., a private company.

Steven Retterath, Appointed Director, Age 68. Mr. Retterath has served as a director of the Company since he appointed himself to the position on December 3, 2007, pursuant to his right of appointment under Section 5.3(f) of the Company's operating agreement. Mr. Retterath will serve indefinitely as a director on the Board at his pleasure for so long as he satisfies the conditions of Section 5.3(f) of the Company's operating agreement. Mr. Retterath has been retired since 2002 from a long career in the industrial crane rental business. Prior to his retirement, he was the principal owner and President of General Crane, Inc., an industrial crane rental business headquartered in Pompano Beach, Florida. Mr. Retterath also serves as a director of Golden Grain Energy, LLC, a publicly reporting company and Absolute Energy, L.L.C., a private company.

Executive Officers and Significant Employees

Walter Wendland, President/Chief Executive Officer, Age 56. On December 15, 2008, the Board appointed Mr. Wendland as President/Chief Executive Officer of the Company, pursuant to the Management Services Agreement. Mr. Wendland is anticipated to hold the office of President/Chief Executive Officer until the earlier of the termination or expiration of the Management Services Agreement. In addition to his service to the Company, Mr. Wendland also serves as the President and Chief Executive Officer of Golden Grain Energy, LLC, where he has held that position since 2004. For the past five years, he has also owned and managed farmland in Iowa and South Dakota. Mr. Wendland also serves as a director and board secretary of Renewable Products Marketing Group (RPMG), a private company, director for Guardian Eagle Investments, a private company, director and member of the risk management committee of Guardian Energy, a private company, serves on the advisory committee of Ethanol Risk Management SPC and chairman of the Casualty Risk Control committee. Mr. Wendland is also involved in several industry organizations. Mr. Wendland is the past President and a director for the Iowa Renewable Fuels Association and serves as Secretary on the executive committee and is a director of the national Renewable Fuels Association.

Dave Finke, Chief Financial Officer, Age 37. On April 4, 2011, the Board appointed Mr. Finke as the Chief Financial Officer of the Company. Mr. Finke will serve as the Company's Chief Financial Officer indefinitely at the pleasure of the Board or until his earlier death, disability or resignation. Mr. Finke previously served as the Plant Controller for Flint Hills Resources from September 2010 until he was appointed Chief Financial Officer of the Company. Mr. Finke was also the Plant Controller for Hawkeye Growth from October 2008 until September 2010. From November 2007 until October 2008, Mr. Finke was Assistant

Controller for Professional Insurance Planners and from May 2004 until November 2007, Mr. Finke was Controller for Fred Hoiberg's Clarion Auto Center.

Kevin Howes, Operations Manager, Age 41. Mr. Howes was hired as the Company's Operations Manager in November 2008. Mr. Howes is responsible for all of the ethanol plant operations, including grain handling, product loadout, production, maintenance, and our laboratory. Mr. Howes supervises 32 of the Company's full time employees. Prior to his employment with the Company, from August 2007 until November 2008, Mr. Howes was the Senior Project Engineer for Best Energies in Madison, Wisconsin. Mr. Howes was in charge of business development and technical support for biodiesel operations and corn oil recovery systems. From January 2005 until August 2007, Mr. Howes was the Technical Manager of the Poet Biorefining ethanol plant in Coon Rapids, Iowa. Mr. Howes was responsible for plant operations including the operations and laboratory staff of 20 full time employees. Mr. Howes will continue as the Company's Operations Manager at the pleasure of the Board.

Stan Wubbena, Commodity Manager, Age 58. Mr. Wubbena was hired as the Company's Commodity Manager in October 2008. Mr. Wubbena is responsible for coordinating the purchase of all of the corn the Company uses to produce ethanol and distiller's grains. Prior to his employment with the Company, from March 1987 until October 2008, Mr. Wubbena was employed by Agri Grain Marketing/AGRI Bunge in McGregor, Iowa as a Terminal Elevator Manager. In his position with AGRI Bunge, Mr. Wubbena was responsible for managing the grain facility, purchasing grain and hedging grain. The facility that Mr. Wubbena managed purchased approximately 35-44 million bushels of grain per year. Mr. Wubbena will continue as the Company's Commodity Manager at the pleasure of the Board.

Family Relationships

Steven Retterath, a current appointed director and member of the Company, is the brother of Bernard Retterath who is a director nominee and member of the Company.

PROPOSAL TWO
Advisory Vote on Executive Compensation Called Say-on-Pay

The Company believes that our compensation policies and procedures are reasonable based on the size and complexity of the Company and are strongly aligned with the long-term interests of our members. Recently, Congress passed a law that requires publicly reporting companies to present to their members an advisory vote on the Company's executive compensation program. We urge you to read the "EXECUTIVE COMPENSATION" section of this proxy statement, including the Company's Compensation Discussion and Analysis section, for details on the Company's executive compensation, including the Company's compensation philosophy and objectives and the 2011 compensation of our executive officers. This advisory member vote, commonly known as "Say-on-Pay," gives you as a member the opportunity to endorse or not endorse our executive officer compensation program and policies through the following resolution:

"RESOLVED, that the members endorse the compensation of the Company's executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained under the caption "EXECUTIVE COMPENSATION" of this proxy statement."

Because your vote is advisory, it will not be binding on the Board. However, the Board will take into account the outcome of the vote when considering future executive compensation arrangements. We believe the "Say-on-Pay" proposal demonstrates our commitment to achieving a high level of total return for our members.

This proposal will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal, regardless of whether either alternative receives a vote from a majority of the members represented at the 2012 Annual Meeting.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ENDORSEMENT OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS.

PROPOSAL THREE
Frequency of the Say-on-Pay Vote

The Company is presenting the following proposal, which gives you as a member the opportunity to inform the Company as to how often you would like the Company to include a proposal, similar to Proposal Two, in the Company's proxy statement. This resolution is required pursuant to Section 14A of the Securities Exchange Act. While the Board intends to carefully consider the member vote resulting from this proposal, the final vote will not be binding on the Company and is advisory in nature.

"RESOLVED, that the members wish the Company to include an advisory vote on the compensation of the Company's executive officers pursuant to Section 14A of the Securities Exchange Act every: (i) year; (ii) two years; or (iii) three years."

The alternative that receives the greatest number of votes compared to the other alternatives, regardless of whether any alternative receives a vote from a majority of the members represented at the 2012 Annual Meeting, shall be the vote of the members.

THE BOARD RECOMMENDS THAT YOU VOTE TO HOLD AN ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY) EVERY 3 YEARS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Beneficial ownership is determined in accordance with the rules of the SEC. Each of the members of the Company who beneficially own 5% or more of the Company's units has sole voting and sole investment power for all units beneficially owned by that member. Each of our 5% owners can be contacted at the Company's address, Homeland Energy Solutions, LLC, 2779 Highway 24, Lawler, Iowa 52154.

As of February 22, 2012 the following members beneficially owned 5% or more of our outstanding units:

Title of Class	Name of Beneficial Owners	Amount of Beneficial Ownership of Units	Percent of Class
Units	Steven Retterath	25,460	28.15%
Units	Golden Grain Energy, LLC	5,000	5.53%

SECURITY OWNERSHIP OF MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, a person named in the table below has sole voting and sole investment power for all units beneficially owned by that person. Each of our directors, nominees, and executive officers can be contacted at the Company's address, Homeland Energy Solutions, LLC, 2779 Highway 24, Lawler, Iowa 52154.

As of February 22, 2012, members of the Board, nominees and certain of our named executive officers own units as follows:

Title of Class	Name of Beneficial Owners	Amount of Beneficial Ownership of Units	Percent of Class
Units	James Boeding, Director	995	1.10%
Units	Patrick Boyle, Director	150	*
Units	Jerry Calease, Director and Nominee (1)	250	*
Units	Mathew Driscoll, Director (2)	25	*
Units	David Finke, Chief Financial Officer	—	—
Units	Leslie Hansen, Appointed Director (3)	2,133	2.36%
Units	Edward Hatten, Appointed Director	300	*
Units	Kevin Howes, Operations Manager	—	—
Units	Maurice Hyde, Director and Nominee	100	*
Units	Chad Kuhlers, Director (4)	100	*
Units	Christine Marchand, Director and Nominee (5)	25	*
Units	Bernard Retterath, Nominee (6)	575	*
Units	Steven Retterath, Appointed Director	25,460	28.15%
Units	Martin Scharfenberg, Nominee	25	*
Units	Robert Sieracki, Director (7)	400	*
Units	Walter Wendland, Chief Executive Officer (8)	100	*
Units	Stan Wubbena, Commodity Manager (9)	12	*
	Totals:	30,638	33.87%

(*) Indicates that the membership units owned represent less than 1% of the outstanding units.
(1) Mr. Calease jointly owns these 250 units with his spouse. Mr. Calease shares investment and voting power with respect to these 250 units with his spouse.
(2) Mr. Driscoll jointly owns these 25 units with his spouse and mother. Mr. Driscoll shares investment and voting power with respect to these 25 units with his spouse and his mother.
(3) Ms. Hansen beneficially owns 980 units through Sizzle X, Inc. with her spouse, 1,103 units through Precision Employee Investment Fund, and 50 units jointly with her spouse.
(4) Mr. Kuhlers beneficially owns 100 units through his ownership of CEK Investments, Inc. Mr. Kuhlers shares voting and investment power with respect to these 100 units with his spouse.
(5) Ms. Marchand owns 25 units through Marchand Investments, Inc. with her spouse. Ms. Marchand shares voting and investment power with respect to these 25 units with her spouse.
(6) Mr. B. Retterath owns 25 units individually and 550 units jointly with his spouse. Mr. Retterath shares voting and investment power with respect to these 550 units with his spouse.
(7) Mr. Sieracki owns these 400 units jointly with his spouse. Mr. Sieracki shares voting and investment power with respect to these 400 units with his spouse.
(7) Mr. Wendland owns 100 units jointly with his spouse. Mr. Wendland shares voting and investment power with respect to these 100 units with his spouse.
(8) Mr. Wubbena beneficially owns the 12 units which are owned by his spouse.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

The Board generally meets once per month. The Board held twelve regularly scheduled meetings and one special meeting during the fiscal year ended December 31, 2011. Each director attended at least 75% of the meetings of the Board during the fiscal year ended December 31, 2011.

The Board does not have a formalized process for holders of membership units to send communications to the Board. The Board feels this is reasonable given the accessibility of our directors. Members who wish to communicate with the Board are free to do so by contacting a director. The names of our directors and their phone numbers are listed on the Company's website at www.homelandenergysolutions.com or are available by calling the Company's office at (563) 238-5555.

The Board does not have a policy with regard to director attendance at annual meetings. Last year, all of the directors attended the Company's annual meeting, with the exception of Chad Kuhlers. Due to this high attendance record, it is the view of the Board that such a policy is unnecessary.

Director Independence

During our 2011 fiscal year, all of our directors and director nominees are independent, as defined by NASDAQ Rule 5605(a)(2), with the exception of Mr. Kuhlers and Ms. Marchand. Mr. Kuhlers is not considered independent because he served as the Company's Chief Operating Officer within the last three years. Ms. Marchand is not considered independent because she served as the Company's CFO during the Company's 2008 and 2009 fiscal year pursuant to the Management Services Agreement. In evaluating the independence of our directors, we considered the following factors as set forth in NASDAQ Rule 5605(a)(2): (i) the business relationships of our directors; (ii) positions our directors hold with other companies; (iii) family relationships between our directors and other individuals involved with the Company; (iv) transactions between our directors and the Company; and (v) compensation arrangements between our directors and the Company.

Board Leadership Structure and Role In Risk Oversight

The Company is managed by a President/Chief Executive Officer that is separate from the Chairman of the Board. The Board has determined that its leadership structure is effective to create checks and balances between the executive officers of the Company and the Board. The Board is actively involved in overseeing all material risks that face the Company, including risks related to changes in commodity prices. The Board administers its oversight functions by reviewing the operations of the Company, by overseeing the executive officers' management of the Company, and through its risk management committee.

Code of Ethics

The Board has adopted a Code of Ethics that sets forth standards regarding matters such as honest and ethical conduct, compliance with the law, and full, fair, accurate, and timely disclosure in reports and documents that we file with the SEC and in other public communications. The Code of Ethics applies to all of our employees, officers, and directors, including our Chief

Executive Officer and Chief Financial Officer. The Code of Ethics is available free of charge on written request to Homeland Energy Solutions, LLC, 2779 Highway 24, Lawler, Iowa 52154.

Audit Committee

The Company has a separately-designated standing audit committee. The audit committee of the Board operates under a charter adopted by the Board in February 2009. A copy of the audit committee charter is available on the Company's website, www.homelandenergysolutions.com. Under the charter, the audit committee must have at least three members. Our audit committee members are Christine Marchand, Patrick Boyle, James Boeding and Mathew Driscoll. The audit committee held four meetings during the Company's 2011 fiscal year. Each of the members of the audit committee attended at least 75% of the audit committee meetings.
The audit committee is exempt from the independence listing standards because our securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Our audit committee charter requires a majority of our audit committee to be "independent" in accordance with the definition provided for in such charter, and under such definition, a majority of the members of our audit committee are independent. Nevertheless, all of our audit committee members are independent within the definition of independence provided by NASDAQ rules 5605(a)(2) and 5605(c)(2), with the exception of Christine Marchand because she served as the Company's Chief Financial Officer during the Company's 2008 and 2009 fiscal year. The Board believes allowing Ms. Marchand to serve on the audit committee is reasonable since a majority of the audit committee members are independent as required by the Company's audit committee charter and due to Ms. Marchand's financial experience which qualifies her as our audit committee financial expert.
Audit Committee Report

The audit committee delivered the following report to the Board on February 16, 2012. The following report of the audit committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.

The audit committee reviews the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent accountant is responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles. The committee reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended December 31, 2011. The committee has discussed with McGladrey & Pullen, LLP, its independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with audit committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The committee has received and reviewed the written disclosures and the letter to management from McGladrey & Pullen, LLP, as required by Rule 3526, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent registered public accounting firm their independence. The committee has considered whether the provision of services by McGladrey & Pullen, LLP, not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company's Forms 10-Q, are compatible with maintaining McGladrey & Pullen, LLP's independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board that the audited financial statements referred to above be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2011.

Audit Committee
Christine Marchand, Chair
James Boeding
Patrick Boyle
Mathew Driscoll

Independent Registered Public Accounting Firm

The audit committee selected McGladrey & Pullen, LLP as the independent registered public accounting firm for the fiscal year ended December 31, 2012. A representative of McGladrey & Pullen, LLP is expected to be present at the 2012 Annual

Meeting to respond to appropriate questions from the members and will have an opportunity to make a statement if they desire.

Change in Registered Public Accounting Firm

On April 16, 2010, the Company sent a notice to Eide Bailly LLP ("Eide Bailly"), dismissing them as the Company's independent public accountant. Eide Bailly's reports on the Company's financial statements from its inception, including the two years prior to Eide Bailly's dismissal, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to change independent registered public accountants was recommended and approved by the Company's audit committee.

In the two fiscal years ended December 31, 2009 and 2008, and from January 1, 2010 until April 16, 2010, there were no disagreements between the Company and Eide Bailly on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Eide Bailly's satisfaction, would have caused Eide Bailly to make reference to the subject matter of the disagreement in connection with its opinion on the Company's financial statements for such year, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S−K except as set forth below:

In the Company's Annual Report on Form 10−K for the fiscal year ended December 31, 2008, which the Company filed with the Securities and Exchange Commission on February 26, 2009, Management's Report on the Internal Control over Financial Reporting stated, as of December 31, 2008, that the Company did not maintain effective internal control over financial reporting, due to an internal control deficiency that constituted a “material weakness,” based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The weakness concerned controls over: policies and procedures for the financial close and reporting process; lack of a representative with financial expertise; the adequacy of accounting systems meeting company needs; and lack of segregation of duties. Accordingly, management determined that this control deficiency constituted a material weakness in internal control over financial reporting as of December 31, 2008. The material weakness was remediated prior to December 31, 2009. The Company's Annual Report on Form 10−K for the fiscal year ended December 31, 2009 filed on March 10, 2010, stated that, as of December 31, 2009, Management believed that the Company maintained effective control over financial reporting. The Audit Committee of the Board of Directors of the Company discussed the subject matter of this material weakness with Eide Bailly.  The Company authorized Eide Bailly to respond fully to the inquiries of the Company's new independent registered public accounting firm concerning the subject matter of this material weakness.

The Company has provided Eide Bailly with the contents of this disclosure and requested that Eide Bailly furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the statements made by the Company in this disclosure, and if not, stating the respects in which it does not agree. A copy of the letter from Eide Bailly to the Securities and Exchange Commission was filed as Exhibit 16.1 to a Form 8-K/A the Company filed with the Securities and Exchange Commission on April 27, 2010.

On April 19, 2010, the Company appointed McGladrey & Pullen, LLP as the Company's new independent public accountant. This appointment was approved by the Company's audit committee.

Audit Fees
The aggregate fees billed to the Company by the independent registered public accounting firm, McGladrey & Pullen LLP and its affiliate, RSM McGladrey, Inc. (effective December 1, 2012 McGladrey & Pullen, LLP acquired RSM McGladrey, Inc.) during our 2011 and 2010 fiscal years are as follows:

Category	Fiscal Year	Fees
Audit Fees(1)	2011	$85,000
	2010	73,000
Audit-Related Fees	2011	—
	2010	—
Tax Fees	2011	15,500
	2010	15,100
All Other Fees(2)	2011	1,885
	2010	1,100

(1)    Audit fees consist of fees for services rendered related to the Company's fiscal year end audits and quarterly reviews.

(2)    All other fees includes fees billed for SEC related consultations.

Prior to engagement of the principal independent registered public accountants to perform audit services for the Company, the principal accountant was pre-approved by our audit committee pursuant to Company policy requiring such approval.

100% of all audit services, audit-related services and tax-related services were pre-approved by our audit committee.

Nominating Committee

The Board appointed Steve Core, Robert Sieracki and Mathew Driscoll to the nominating committee for the fiscal year ended December 31, 2011. The nominating committee held one meeting during the fiscal year ended December 31, 2011. Each member of the nominating committee attended at least 75% of the nominating committee meetings.
The nominating committee oversees the identification and evaluation of individuals qualified to become directors and recommends to the Board the director nominees for each annual meeting of the members. The major responsibilities of the nominating committee are to:

•	Identify, recruit and evaluate candidates for open director positions on the Board, including incumbent directors;

•	Make recommendations to the Board concerning the composition of the Board, including its size and qualifications for membership;

•	Develop a nomination process for director candidates;

•	Annually recommend candidates to run for election or re-election to the Board; and

•	Present to the Board, as necessary, candidates to fill vacancies on the Board.

The following list represents the types of criteria the nominating committee takes into account when identifying and evaluating potential nominees:

•	Agricultural, business, legal, technical/engineering, accounting and financial background and experience;

•	Community or civic involvement;

•	Independence from the Company (i.e. free from family, material business or professional relationships with the Company);

•	Lack of potential conflicts of interest with the Company;

•	A candidate's reputation for integrity, good judgment, commitment and willingness to consider matters with objectivity and impartiality; and

•
Specific needs of the Board relative to any particular candidate so that the overall composition of the Board reflects a mix of talents, experience, expertise and perspectives appropriate to the Company's circumstances.

The nominating committee does not operate under a charter. The nominating committee does not have a policy for receiving nominations for director positions from the Company's members. The Company believes this is reasonable because the Company's operating agreement provides a procedure for the members to nominate individuals to stand for election as directors. The nominating committee is exempt from the independence listing standards because the Company's securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Each member of the nominating committee is independent under the NASDAQ definition of independence. The nominating committee does not have a formal policy regarding consideration of diversity in identifying director nominees, however, any member may nominate a director nominee pursuant to the procedures described below.

The Board and nominating committee personally solicited nominations for individuals to stand for election at the 2012 Annual Meeting and notified the members that the nominating committee was accepting applications in the Company's newsletter. The Company, through the nominating committee, received the names of eight potential nominees from the members and the nominating committee nominated five of these potential nominees to stand for election at the 2012 Annual Meeting.

Member Nominations and Proposals for the 2013 Annual Meeting

Nominations for Director Positions

Notice of member nominations for the election of directors for the 2013 annual meeting must be submitted in writing to the Company by October 25, 2012 (120 calendar days prior to the anniversary of the date when the Company's proxy statement was released in connection with this year's annual meeting), either by personal delivery or by United States Mail, postage prepaid, to the Secretary of the Company. The Company suggests that nominations for the 2013 annual meeting of the members be submitted by certified mail-return receipt requested.

The notice of member nominations must contain: (i) the name and address of the member who intends to make the nomination; (ii) a representation that the member is a holder of units of the Company entitled to vote at the annual meeting and intends to appear personally or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the member and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the member; (v) such other information regarding each nominee proposed by the member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; (vi) the consent of each nominee to serve as a director of the Company if so elected; and (vii) a nominating petition signed and dated by the holders of at least five percent (5%) of our outstanding units that clearly sets forth the proposed candidate as a nominee of the director's seat to be filled at the next election of directors. If a presiding officer at a meeting of the members determines that a nomination is not made in accordance with this procedure, the officer must declare that the nomination was defective and therefore must be disregarded. In addition, the Company may require any proposed nominee to furnish such other information that may be reasonably required to determine the eligibility of such nominee to serve as a director of the Company.

Member Proposals

In order to be considered for inclusion in our 2013 annual meeting proxy statement, member proposals must be submitted in writing to the Company by October 25, 2012 (120 calendar days prior to the anniversary of the date when the Company's proxy statement was released in connection with this year's annual meeting). The Company suggests that member proposals for the 2013 annual meeting of the members be submitted by certified mail, return receipt requested.
Members who intend to present a proposal at the 2013 annual meeting of members without including such proposal in the Company's proxy statement must provide the Company notice of such proposal no later than January 8, 2013 (45 calendar days prior to the anniversary of the date when the Company's proxy statement was released in connection with this year's annual meeting). The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.
If the Company does not receive notice of a member proposal intended to be submitted to the 2013 annual meeting by January 8, 2013, the persons named on the proxy card accompanying the notice of meeting may vote on any such proposal in their discretion, provided the Company has included in its proxy statement an explanation of its intention with respect to voting on the proposal.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We engaged in the following transaction with a related party during our fiscal year ended December 31, 2011:

Management Services Agreement with Golden Grain Energy, LLC

Golden Grain Energy, LLC ("Golden Grain") is currently the owner of 5,000 membership units, or 5.53% of the Company's outstanding units. On December 15, 2008, the Company entered into a Management Services Agreement with Golden Grain for the purpose of sharing certain management employees, which agreement was amended and restated on December 15, 2011. Pursuant to the Management Services Agreement, the Company agreed to split the costs of certain management employees with Golden Grain in an effort to reduce our administrative overhead costs.

The total costs that the Company incurred under the Management Services Agreement for fiscal year 2011 was approximately $244,000 and approximately $305,000 for fiscal year 2010. Due to the numerous relationships that the members of the Board have with Golden Grain, the Board formed a committee of disinterested members, who were charged with the task of reviewing the Management Services Agreement to ensure its terms were no less favorable to the Company than could have been agreed to in an arms length transaction.

Related Party Transaction Review Policies and Procedures

The Board reviews all transactions with related parties, as that term is defined by Item 404 of SEC Regulation S-K, or any transaction in which related persons have an indirect interest. The Company's operating agreement includes a written policy that requires that any such related transaction be made on terms and conditions which are no less favorable to the Company than if the transaction had been made with an independent third party. Further, the Company's operating agreement requires our directors to disclose any potential financial interest in any transaction being considered by the Board. The Company is not aware of any related party transactions that were approved during the Company's 2011 fiscal year which did not comply with this policy.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The following individuals were part of our management team for our fiscal year ended December 31, 2011: Walter Wendland served as our Chief Executive Officer, Jeffrey Grober served as our Chief Financial Officer until February 25, 2011, David Finke served as our Chief Financial Officer from April 4, 2011, Kevin Howes served as our Operations Manager, Stan Wubbena served as our Commodity Manager and Chad Kuhlers served as our Chief Operating Officer until our 2011 fiscal year. Throughout this proxy statement, these individuals are referred to as the "executive officers." Subject to the terms of the Management Services Agreement discussed below, the Company sets the compensation paid to the executive officers that are employees of the Company and Golden Grain sets the compensation paid to the executive officers that are employees of Golden Grain.

Executive Compensation Committee

In April 2010, we established an executive compensation committee. Edward Hatten, Leslie Hansen, James Boeding and Patrick Boyle sit on our executive compensation committee. Each member of the executive compensation committee is independent under the NASDAQ definition of independence. The compensation committee does not operate under a charter. The compensation committee participates in benchmarking surveys and uses this information to establish compensation for the Company's employees, including the executive officers. During our 2011 fiscal year, the executive compensation committee held five meetings, and each member of the committee attended at least 75% of the meetings.
The executive compensation committee has responsibility for establishing, implementing and regularly monitoring adherence to the Company's compensation philosophy and objectives. The executive compensation committee considers compensation paid to the Company's employees, subject to the terms of the Management Services Agreement described above.

The executive compensation committee is responsible for exploring compensation arrangements for our senior management, including determining whether compensation paid to our senior management is competitive with other companies in our industry.

The executive compensation committee of the Board has responsibility for establishing, implementing and regularly monitoring adherence to the Company's compensation philosophy and objectives. The executive compensation committee ensures that the total compensation paid to the executive officers is fair, reasonable and competitive.

The executive compensation committee:

(1)	establishes and administers a compensation policy for senior management;

(2)	reviews and approves the compensation policy for all or our employees other than senior management;

(3)	reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies;

(4)	reviews and monitors our succession plans;

(5)	approves awards to employees pursuant to our incentive compensation plans; and

(6)	approves modifications in the employee benefit plans with respect to the benefits salaried employees receive under such plans.

All of the committee's actions are reported to the Board and, where appropriate, submitted to the Board for ratification. From time to time, the compensation committee may delegate to the Chief Executive Officer the authority to implement certain decisions of the committee, to set compensation for lower executive officers, including the Company's Chief Financial Officer, Operations Manager and Commodity Manager, or to fulfill administrative duties.

Compensation Philosophy and Objectives

Our compensation programs are designed to achieve the following objectives:

•	Attract, retain and motivate highly qualified and talented executives who will contribute to the Company's success by reason of their ability, ingenuity and industry;

•	Link compensation realized to the achievement of the Company's short and long-term financial and strategic goals;

•	Align management and member interests by encouraging long-term member value creation;

•	Maximize the financial efficiency of the compensation program from tax, accounting, cash flow and dilution perspectives; and

•	Support important corporate governance principles and comply with best practices.

To achieve these objectives, the executive compensation committee expects to implement and maintain compensation plans that tie a portion of the executives' overall compensation to the Company's financial performance.

Management Services Agreement

On December 15, 2008, we entered into a Management Services Agreement with Golden Grain Energy, LLC. The purpose of this agreement was to share certain management resources between the Company and Golden Grain Energy. During our fiscal year ended December 31, 2011, our Chief Executive Officer and our Chief Operating Officer were employees of Golden Grain. During our 2011 fiscal year, the Company took over the responsibilities of the Chief Operating Officer position and the Company no longer shares this position with Golden Grain. Mr. Kuhlers continues to sit on the Board. Pursuant to the Management Services Agreement, we agreed to split the compensation costs associated with each of these executive officers. The compensation costs that are shared between the Company and Golden Grain include 50% of the base salaries and benefits of these individuals along with 50% of the employee costs for these individuals, including employee taxes, worker's compensation insurance and mileage reimbursements. The other executive officers, our Chief Financial Officers Jeffrey Grober and David Finke, our Operations Manager Kevin Howes and our Commodity Manager Stan Wubbena are employees of the Company and are not shared with Golden Grain.

Golden Grain's employees receive bonuses and other forms of compensation that are directly related to the financial performance of Golden Grain. Pursuant to the terms of the Management Services Agreement, the Company does not reimburse Golden Grain for these bonus costs. The terms of the Management Services Agreement provide that the Company may pay bonuses to the employees of Golden Grain if it decides to do so.

Pursuant to the terms of the Management Services Agreement, the Company is obligated to reimburse Golden Grain for increases in the salaries of its employees that are shared with the Company to the extent of cost of living adjustments announced by the United States Department of Labor. However, the Company can agree to any additional increase to the compensation paid to any of the shared employees, in which case, the Company would be responsible for reimbursing Golden Grain for 50% of the increased cost associated with the employee in question.

Executive Compensation

During our 2011 fiscal year, our Executive Compensation Committee reviewed the compensation paid to the Company's management employees. We expect our Executive Compensation Committee to perform this evaluation approximately annually. The performance of each management employee whose compensation is set by the Company was discussed by the Board. The Board received input and salary recommendations from our Chief Executive Officer regarding the management employees that report to him. In addition, the Board received input and salary recommendations from our Operations Manager regarding the performance of the management employees that report to him. Following these reports and recommendations, the Board approved the salaries of the Company's management employees.

In addition, the Board reviews management's performance pursuant to the Management Services Agreement with Golden Grain approximately quarterly. A part of this quarterly review includes decisions and approvals regarding compensation reimbursement by the Company to Golden Grain.

The Chief Executive Officer has been delegated authority to set compensation for certain management and non-management employees that report to him and to fulfill administrative duties related to compensation decisions of the Board.

Compensation Components

Base Salary

Base salaries for the executive officers which are employed by the Company are established based on the scope of their roles, responsibilities, experience levels and performance, and taking into account competitive market compensation paid by comparable companies for similar positions. Base salaries are reviewed approximately annually, and may be adjusted from time to time to realign salaries with market levels after taking into account individual performance and experience. The base salaries of the employees that we share with Golden Grain are set by Golden Grain. The Company's obligation to reimburse these shared employees is established by the Management Services Agreement.

Executive Compensation Plan

Certain members of the Company's management team, including the Company's Chief Executive Officer, Walt Wendland, Chief Financial Officer, Dave Finke, Operations Manager Kevin Howes and Commodity Manager Stan Wubbena (the "Management Team") participate in our Executive Compensation Plan. This Executive Compensation Plan was adopted by the Company effective as of January 1, 2011. The plan provides for an annual bonus to be paid to the Management Team based on the Company's net income.

Net Income Bonus

Pursuant to the Executive Compensation Plan, the Company will pay to the Management Team an annual bonus equal to 1% of the Company's net income, provided that the Company's net income is greater than 10% of the total amount of capital that was invested in the Company, less amounts paid by the Company to redeem its membership units. The net income bonus may be decreased by up to 50% in the event that the Company experiences a lost time accident during the fiscal year in which the net income bonus is accrued, and up to 100% if the Company experiences two or more lost time accidents during any fiscal year in which the net income bonus is accrued. Further, in the event the other employees of the Company do not receive a bonus in any fiscal year, up to 100% of the net income bonus will be forfeited by the Management Team. The executive compensation committee may establish performance goals for the Management Team and in the event the Management Team fails to meet these performance goals, the net income bonus may be reduced by up to 100%.

One-half of the net income bonus is paid shortly after the end of the fiscal year in which the net income bonus is accrued and the other one-half of the net income bonus is subject to a vesting schedule of up to two years. In the event a member of the Management Team ceases employment with the Company prior to the time when any portion of the net income bonus vests, the unvested portion of the net income bonus will lapse.

In the event a member of the Management Team continues employment with the Company for a period of five years, the entire amount of the net income bonus will be vested at the time the net income bonus is awarded. Further, any unvested portion of the net income bonus will immediately vest in the event the Company experiences a change in control as defined in the Executive Compensation Plan. For any manager the Company shares with Golden Grain Energy pursuant to the Management Services Agreement who is a member of the Management Team, in the event the Management Services Agreement is terminated through no fault of the member of the Management Team who participates in the net income bonus, the unvested portion of the net income bonus payable to the shared manager will not lapse but instead will continue to vest and be paid according to the established vesting schedule.

The one-half of the net income bonus that immediately vests is divided equally between the members of the Management Team. However, any shared manager who participates in the net income bonus only receives one-half representation in determining the amount of the immediately vested net income bonus that will be paid to each member of the Management Team. The portion of the net income bonus that vests over a period of two years is divided between the members of the Management Team based on their relative base salaries. Members of the Management Team who are shared managers only count one-half of their base salaries in determining their portion of the net income bonus that is subject to vesting.

Members of the Management Team may elect to defer all of any portion of the net income bonus in any year. If a member of the Management Team elects to defer payment of any portion of the net income bonus, such deferral shall be for five years. Members of the Management Team may re-defer payment of the net income bonus after the initial deferral period has expired.

For our 2011fiscal year, the net income bonus was paid to our Chief Executive Officer, Walt Wendland, our Chief Financial Officer, Dave Finke, our Operations Manager, Kevin Howes, and our Commodity Manager, Stan Wubbena. Mr. Finke received a pro-rated net income bonus based on the period of time he was a member of the management team. The Company believes that the net income bonus is reasonable as it ties the bonus paid to these management employees and executive officers to the financial success of the Company and is easily quantified by the Company.

For our fiscal year ended 2011, the Company had net income of approximately $36,700,000. One percent of the Company's net income for the 2011 fiscal year equals approximately $367,000. For fiscal year 2011, the net income bonus was paid as follows: approximately $183,000 in cash and approximately $183,000 which vests over a period of two years. The Company paid an annual bonus for its 2010 fiscal year of approximately $108,000 which was paid in cash. The Company did not have an Executive Compensation Plan in place for its 2010 fiscal year.

The table belows shows the dates on which the net income bonus that was awarded for our 2011 fiscal year will be vested for the Management Team and the amount that will be vested for each of our participating executive officers. The net income bonus will be paid by the Company within a reasonable time after the vesting date.

	VESTING DATES AND AMOUNTS FOR 2011 NET INCOME BONUS
Participant	December 31, 2011	December 31, 2012	December 31, 2013	TOTAL
Walter Wendland	$28,247	$22,482	$22,482	$73,210
David Finke	42,370	11,027	11,027	64,425
Kevin Howes	56,494	29,940	29,940	116,375
Stan Wubbena	56,494	28,353	28,353	113,201

Benefits and Perquisites

We do not provide any material executive perquisites. We have no supplemental retirement plans or pension plans and we have no intentions of implementing any such plans in our 2012 fiscal year.

No Pension Benefit Plan, Change of Control or Severance Agreements

We offer no pension benefit plans to our executive officers. Our executive officers do not have change of control or severance agreements, which means the Board retains discretion over severance arrangements if it decides to terminate their employment. However, if we were to experience a change in control, any un-vested net income bonus awards would immediately vest pursuant to our Executive Compensation Plan.

Accounting and Tax Treatment of Awards

None of our executive officers, directors, or employees receives compensation in excess of $1,000,000 and therefore the entire amount of their compensation is deductible by the Company as a business expense. Certain large executive compensation awards are not tax deductible by companies making such awards. None of our compensation arrangements are likely to reach this cap in the foreseeable future.

Compensation Committee Interlocks and Insider Participation

None of the members of the executive compensation committee is or has been an employee of the Company. There are no interlocking relationships between the Company and other entities that might affect the determination of the compensation of our executive officers.

Executive Compensation Committee Report

The executive compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the executive compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

    Executive Compensation Committee
Edward Hatten, Chair
Leslie Hansen
Patrick Boyle
James Boeding

Summary Compensation Table

The following table sets forth all compensation paid or payable by the Company during the last two fiscal years to our Chief Executive Officer, Chief Financial Officers, Operations Manager, Commodity Manager and Chief Operating Officer. However, Walter Wendland and Chad Kuhlers are employees of Golden Grain Energy, LLC. The table below shows their total base salary paid by Golden Grain Energy, LLC. Pursuant to the terms of the Management Services Agreement, the Company is only responsible for paying half of the total salary, benefits and other costs of these individuals during the term of the Management Services Agreement and while these shared employees work for the Company. The footnote to the Summary Compensation Table lists the Company's reimbursement obligations with respect to these named executive officers' salaries. David Finke, Kevin Howes, Stan Wubbena and Jeff Grober were employees of the Company and 100% of their compensation was paid by the Company. As of December 31, 2011, none of our directors or executive officers had any options, warrants, or other similar rights to purchase securities of the Company.

		Annual Compensation
Name and Position	Fiscal Year	Salary	Bonus(1)	Total Compensation
Walter Wendland, CEO(2)	2011	$207,212	$73,210	$280,422
	2010	180,000	11,465	191,465
Jeffrey Grober, Former CFO(3)	2011	25,919	—	25,919
	2010	100,000	15,592	115,592
David Finke, CFO(4)	2011	52,116	64,425	116,541
Chad Kuhlers, Former COO(5)	2011	208,231	—	208,231
	2010	204,000	12,566	216,566
Kevin Howes, Plant Manager(6)	2011	141,500	116,375	257,875
	2010	141,500	12,615	154,115
Stan Wubbena, Commodity Manager(7)	2011	134,000	113,201	247,201
	2010	134,000	11,927	145,927
(1) A portion of each executive officer's annual bonus for fiscal year 2011 is subject to vesting over a two year period.
(2) The Company reimbursed Golden Grain $106,248 during our 2011 fiscal year and $90,000 during our 2010 fiscal year for Mr. Wendland's services pursuant to the Management Services Agreement. Mr. Wendland's bonus in fiscal year 2011 was paid $28,247 in cash and $44,964 which vests over a period of two years. Mr. Wendland's bonus in fiscal year 2010 was paid $11,465 in cash.
(3) Jeffrey Grober was appointed Chief Financial Officer as of January 1, 2010. Mr. Grober resigned from the Company effective February 25, 2011. Mr. Grober's bonus in fiscal year 2010 was paid $15,592 in cash.
(4) David Finke was appointed Chief Financial Officer as of April 4, 2011. Mr. Finke's bonus in fiscal year 2011 was paid $42,370 in cash and $22,054 which vests over a period of two years.
(5) The Company reimbursed Golden Grain $80,000 during our 2011 fiscal year and $102,000 during our 2010 fiscal year for Mr. Kuhlers's services pursuant to the Management Services Agreement. Mr. Kuhlers's bonus in fiscal year 2010 was paid $12,566 in cash.
(6) Mr. Howe's bonus in fiscal year 2011 was paid $56,494 in cash and $59,880 which vests over a period of two years. Mr. Howe's bonus in fiscal year 2010 was paid $12,615 in cash.
(7) Mr. Wubbena's bonus in fiscal year 2011 was paid $56,494 in cash and $56,706 which vests over a period of two years. Mr. Wubbena's bonus in fiscal year 2010 was paid $11,927 in cash.

DIRECTOR COMPENSATION

In April 2010, the Company started providing compensation to its directors who attend monthly board meetings. If the directors attend the monthly board meetings in person, they receive $750 per month, with the Chairman of the Board receiving $1,000 per month. If directors attend the monthly board meeting by teleconference instead of in person, the director is entitled to $400 per month. Starting in July 2011, the Board raised these rates to $1,000 per meeting and $1,500 per meeting for the Chairman of the Board.

DIRECTOR COMPENSATION

		Annual Compensation
Name	Fiscal Year	Fees Earned or Paid in Cash	All Other Compensation	Total Compensation
James Boeding	2011	$14,950	$—	$14,950
Patrick Boyle	2011	10,500	—	10,500
Jerry Calease (1)	2011	10,500	250	10,750
Mathew Driscoll	2011	10,150	—	10,150
Leslie Hansen	2011	7,000	—	7,000
Edward Hatten	2011	10,150	—	10,150
Maurice Hyde	2011	10,500	—	10,500
Chad Kuhlers	2011	9,750	—	9,750
Christine Marchand (2)	2011	10,500	3,017	13,517
Ron Pumphrey	2011	3,500	—	3,500
Steven Retterath	2011	10,150	—	10,150
Robert Sieracki	2011	8,250	—	8,250

(1) Mr. Calease received his "Other Compensation" related to his service to the Iowa Renewable Fuels Association on behalf of the Company.
(2) Ms. Marchand received "Other Compensation" related to accounting consulting services she provided to the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from our officers and directors, all Section 16(a) filings were made during the Company's 2011 fiscal year, except for one late Form 3 for each of Ron Pumphrey and Robert Sieracki.

ANNUAL REPORT AND FINANCIAL STATEMENTS

The Company's annual report to the Securities and Exchange Commission on Form 10-K, including the financial statements and the notes thereto, for the fiscal year ended December 31, 2011, accompanies this proxy statement.

These proxy materials are being delivered pursuant to the Internet Availability of Proxy Materials rules promulgated by the SEC. The Company will provide each member solicited a printed or e-mail copy of the Proxy Statement, Proxy Card and Annual Report on Form 10-K without charge within three business days of receiving a written request. Members should direct any requests for a printed or e-mail copy of the proxy materials as follows: (i) by calling our office at (563) 238-5555 or toll free at (866) 238-7879; (ii) by written request to Homeland Energy Solutions, LLC at 2779 Highway 24, Lawler, Iowa 52154; (iii) by e-mail at info@homelandenergysolutions.com; or (iv) on our website at www.homelandenergysolutions.com on or before March 26, 2012, to facilitate timely delivery. The Company will provide each member solicited a copy of the exhibits to the Annual Report on Form 10-K upon written request and payment of specified fees. The 2011 Annual Report on Form 10-K complete with exhibits and the Proxy Statement are also available from the SEC at 6432 General Green Way, Mail stop 0-5, Alexandria, VA 22312-2413, by e-mail at foiapa@sec.gov or fax at (703) 914-2413 or through the EDGAR database available from the SEC's Internet site (www.sec.gov).

The Securities and Exchange Commission has approved a rule governing the delivery of annual disclosure documents. The rule allows the Company to send a single Notice of Internet Availability of Proxy Materials to any household at which two or more members reside unless the Company has received contrary instructions from one or more member(s). This practice, known as "householding," is designed to eliminate duplicate mailings, conserve natural resources and reduce printing and mailing costs. Each member will continue to receive a separate proxy card. If you wish to receive a separate Notice of Internet Availability of Proxy Materials than that sent to your household, either this year or in the future, you may contact the Company by telephone at (563) 238-5555; by e-mail at info@homelandenergysolutions.com; or by written request at Homeland Energy Solutions, LLC at 2779 Highway 24, Lawler, Iowa 52154 and the Company will promptly send you a separate Notice of Internet Availability of Proxy Materials. If members of your household receive multiple copies of our Notice of Internet Availability of Proxy Materials, you may request householding by contacting the Company by telephone at (563) 238-5555 or by written request to Homeland Energy Solutions, LLC at 2779 Highway 24, Lawler, Iowa 52154.

HOMELAND ENERGY SOLUTIONS, LLC        Vote by Mail or Facsimile:
2012 Annual Meeting - Thursday, April 5, 2012        1) Read the Proxy Statement
For Unit Holders as of February 21, 2012            2) Check the appropriate boxes on the proxy card below
Proxy Solicited on Behalf of the Board of Directors    3) Sign and date the proxy card
4) Return the proxy card by mail to 2779 Highway 24,
Lawler, Iowa 52154 or via fax to (563) 238-5557.

PROPOSAL ONE: ELECTION OF THREE DIRECTORS

**You may vote for three (3) nominees**

	For	Withhold
Jerry Calease, Incumbent	☐	☐	PLEASE INDICATE YOUR SELECTION BY
Maurice Hyde, Incumbent	☐	☐	FIRMLY PLACING AN "X" IN THE
Christine Marchand, Incumbent	☐	☐	APPROPRIATE BOX WITH BLUE OR
Barney Retterath	☐	☐	BLACK INK
Martin Scharfenberg	☐	☐

PROPOSAL TWO: EXECUTIVE COMPENSATION CALLED SAY-ON-PAY (NON-BINDING ADVISORY VOTE).

For     ☐        Against     ☐        Abstain     ☐

PROPOSAL THREE: FREQUENCY OF SAY-ON-PAY VOTE (NON-BINDING ADVISORY VOTE).

Every Year ☐    Every Two Years ☐    Every Three Years ☐     Abstain ☐

By signing this proxy card, you appoint Leslie Hansen and Steven Retterath, jointly and severally, each with full power of substitution, as proxies to represent you at the 2012 Annual Meeting of the members to be held on Thursday, April 5, 2012, at Kolby's Dine & Stein, 503 W. Milwaukee Street, New Hampton, Iowa 50659, and at any adjournment thereof, on any matters coming before the meeting. Registration and lunch for the meeting will begin at noon. The 2012 Annual Meeting will commence at approximately 1:00 p.m. Please specify your choice by marking the appropriate box above. The proxies cannot vote your units unless you sign and return this card. For your proxy card to be valid, it must be RECEIVED by the Company by 5:00 p.m. local time on Wednesday, April 4, 2012.

This proxy, when properly executed, will be voted in the manner directed herein and authorizes the proxies to take action in their discretion upon other matters that may properly come before the 2012 Annual Meeting. If you do not mark any boxes, your units will be voted FOR the incumbents Jerry Calease, Maurice Hyde and Christine Marchand; FOR Proposal Two - Say-on-Pay and EVERY THREE YEARS with respect to Proposal Three - Frequency of the Say-on-Pay vote. If you choose only one or two nominees, then the proxies will vote your units only for the nominee(s) you chose. If you mark contradicting choices on the proxy card, such as both FOR and WITHHOLD for a candidate or FOR and ABSTAIN for a proposal, your votes will not be counted with respect to the director candidate or proposal for which you marked contradicting choices. If you vote FOR more than three nominees, no nominee will receive your vote. However, each fully executed proxy card will be counted for purposes of determining whether a quorum is present at the 2012 Annual Meeting.

Signature: ______________________________	Joint Owner Signature: ______________________________

Print Name: ____________________________	Print Joint Owner Name: _____________________________

Date: __________________________________	Date: _____________________________________________

Number of Units Held: ____________________

Please sign exactly as your name appears above. Joint owners must both sign. When signing as attorney, executor, administrator, trustee or guardian, please note that fact.